SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12

                          DELPHI FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            ---------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            ---------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ---------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            ---------------------------------------------------------------

      (5)   Total fee paid:

            ---------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

            ---------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            ---------------------------------------------------------------

      (3)   Filing Party:

            ---------------------------------------------------------------

      (4)   Date Filed:

            ---------------------------------------------------------------

                             [DELPHI FINANCIAL LOGO]

April 25, 2005

Dear Stockholder,

It is a pleasure to invite you to Delphi Financial Group, Inc.'s 2005 Annual Meeting of Stockholders, to be held on May 24, 2005 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. We hope that you will be able to attend and review the year with us.

Whether or not you plan to attend the meeting, please exercise your right to vote as an owner of Delphi Financial Group, Inc. We ask that you review the proxy materials and then mark your votes on the enclosed proxy card and return it in the envelope provided as soon as possible.

At the meeting the stockholders will be electing directors and voting on amendments to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's Class A Common Stock from 40,000,000 shares to 150,000,000 shares and to increase the number of authorized shares of the Company's Preferred Stock from 10,000,000 shares to 50,000,000 shares, each as described in the enclosed formal Notice of Annual Meeting of Stockholders and Proxy Statement. We will also report on the progress of Delphi Financial Group, Inc. and respond to questions posed by stockholders.

We look forward to seeing you at the Annual Meeting.

                                                        Sincerely,

                                                        /s/ ROBERT ROSENKRANZ

                                                        Robert Rosenkranz
                                                        Chairman of the Board

                          DELPHI FINANCIAL GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24, 2005

To the Stockholders of Delphi Financial Group, Inc.:

Notice is hereby given that the 2005 Annual Meeting of Stockholders of Delphi Financial Group, Inc. will be held at the University Club, One West 54th Street, New York, New York on May 24, 2005, commencing at 10:00 a.m., Eastern Daylight Time, for the following purposes:

      1. To elect nine directors to serve for a term of one year, one of whom shall be elected by the holders of the Class A Common Stock, voting as a separate class.

      2. To consider and vote upon an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Class A Common Stock of the Company from 40,000,000 shares to 150,000,000 shares.

      3. To consider and vote upon an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Preferred Stock of the Company from 10,000,000 shares to 50,000,000 shares.

      4. To transact such other business as properly comes before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 2005 as the record date for stockholders entitled to notice of and to vote at the meeting or any adjournment of the meeting. The list of stockholders entitled to vote at the meeting shall be available at the offices of Delphi Capital Management, Inc., 153 East 53rd Street, New York, New York, for a period of ten days prior to the meeting date.

A copy of Delphi Financial Group, Inc.'s 2004 Annual Report, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, is being mailed to stockholders together with this notice.

Your attendance at this meeting is very much desired. However, whether or not you plan to attend the meeting, please sign the enclosed Proxy and return it in the enclosed envelope. If you attend the meeting, you may revoke the Proxy and vote in person.

                                            By Order of the Board of Directors,

                                            /s/ ROBERT ROSENKRANZ

                                            Robert Rosenkranz
                                            Chairman of the Board

                          DELPHI FINANCIAL GROUP, INC.
                      1105 NORTH MARKET STREET, SUITE 1230
                              WILMINGTON, DE 19899

                                 PROXY STATEMENT

This Proxy Statement is furnished for the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Proxies for the Annual Meeting of Stockholders of Delphi Financial Group, Inc., a Delaware corporation (the "Company"), scheduled to be held on May 24, 2005 at the University Club, One West 54th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. The submission of a signed Proxy will not affect the stockholder's right to attend the meeting and vote in person. Any person giving a Proxy may revoke it at any time before it is exercised by the delivery of a later dated signed Proxy or written revocation sent to the Investor Relations Department of the Company, 1105 North Market Street, Suite 1230, Wilmington, DE 19899 or by attending the Annual Meeting and voting in person.

Management of the Company is not aware of any matters other than those set forth herein that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote the shares represented by the effective Proxies and intend to vote them in accordance with their best judgment in the interests of the Company.

The Company's 2004 Annual Report, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, is being mailed together with this Proxy Statement to each stockholder of record as of the close of business on March 31, 2005.

                          MAILING AND VOTING OF PROXIES

This Proxy Statement and the enclosed Proxy were first mailed to stockholders on or about April 25, 2005. Properly executed Proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to the election of the director nominees chosen by the Board, the shares will be voted as indicated by the stockholder. Each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), entitles the holder thereof to one vote and each share of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), entitles the holder thereof to a number of votes per share (the "Class B Number of Votes per Share") equal to the lesser of (i) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (ii) 10 votes. Based on the shares of Common Stock outstanding as of March 31, 2005, the Class B Common Stock will have the number of votes described in clause (i) of the preceding sentence. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock will vote as a separate class to elect one director (the "Class A Director"). If the person solicited does not specify a choice with respect to the election of any nominee for director, the shares will be voted "for" such nominee. Proxies marked as abstaining (including Proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

As of March 31, 2005, Mr. Robert Rosenkranz, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Mr. Rosenkranz has entered into an agreement with the Company not to vote or cause to be voted certain shares of Common Stock, if and to the extent that such shares would cause him and Rosenkranz & Company, collectively, to have more than 49.9% of the combined voting power of the Company's stockholders. Rosenkranz & Company and Mr. Rosenkranz have informed the Company that they intend to vote in favor of the election of all director nominees chosen by the Board for which they are entitled to vote and in favor of the adoption of each of the proposed amendments to the Restated Certificate of Incorporation of the Company.

                             SOLICITATION OF PROXIES

The cost of soliciting Proxies will be borne by the Company. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company, at no additional cost to the Company, in person or by telephone, telegram or other means of communication. Upon written request, the Company will reimburse custodians, nominees and fiduciaries holding the Company's Common Stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their Proxies.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

Holders of record of Common Stock at the close of business on March 31, 2005 will be eligible to vote at the meeting. The Company's stock transfer books will not be closed. As of the close of business on March 31, 2005, the Company had outstanding 27,977,439 shares of Class A Common Stock and 3,904,481 shares of Class B Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each of the Company's directors and executive officers, each person known by the Company to own beneficially more than five percent of the Common Stock and all directors and executive officers of the Company as a group as of March 31, 2005. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options indicated as owned by such person and the exercise by no other person (or group) of stock options. Unless otherwise indicated, each beneficial owner listed below is believed by the Company to own the indicated shares directly and have sole voting and dispositive power with respect thereto.

                                                                               Amount and
                                                                                Nature of    Percent
Name of Beneficial Owner                                                        Ownership    of Class
---------------------------------------------------------------------------  --------------  --------
Class B Common Stock:
   Five or greater percent owner:
      Rosenkranz  & Company................................................  3,844,816 (1)      75.4%
   Directors, Nominees for Director and Executive Officers:
      Robert Rosenkranz....................................................  5,096,753 (1)     100.0%
      Kevin R. Brine.......................................................          -             -
      Chad W. Coulter......................................................          -             -
      Lawrence E. Daurelle.................................................          -             -
      Edward A. Fox........................................................          -             -
      Harold F. Ilg........................................................          -             -
      James N. Meehan......................................................          -             -
      Philip R. O'Connor ..................................................          -             -
      Donald A. Sherman....................................................          -             -
      Robert M. Smith, Jr..................................................          -             -
Directors, Nominees for Director and Officers as a group (11 persons)......  5,096,753         100.0%
Class A Common Stock:
   Five or greater percent owners:
      Dimensional Fund Advisors, Inc.......................................  1,775,339 (2)       6.3%
      EARNEST Partners, LLC................................................  1,404,486 (3)       5.0%
   Directors, Nominees for Director and Executive Officers:................
      Robert Rosenkranz....................................................    426,960 (1)       1.5%
      Robert M. Smith, Jr..................................................    290,225 (4)       1.0%
      Harold F. Ilg........................................................    251,603 (5)         *
      Edward A. Fox........................................................     97,706 (6)         *
      Chad W. Coulter  ....................................................     92,044 (7)         *
      Lawrence E. Daurelle.................................................     70,599 (8)         *
      Donald A. Sherman....................................................     19,021 (9)         *
      Philip R. O'Connor...................................................     12,482 (10)        *
      James N. Meehan......................................................     11,492 (5)         *
      Kevin R. Brine.......................................................      2,723 (5)         *
   Directors, Nominees for Director and Officers as a group (11 persons)...  1,291,497 (11)      4.4%

        * Amount is less than 1% of Class.

(1) Mr. Rosenkranz, as the beneficial owner of the corporate general partner of Rosenkranz & Company, has the power to vote the shares of Class B Common Stock held by Rosenkranz & Company. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company held by Rosenkranz & Company. In addition, Mr. Rosenkranz has direct or beneficial ownership of 59,665 additional shares of Class B Common Stock and direct or beneficial ownership of 98,032 shares of Class A Common Stock. The remaining indicated shares of Class A Common Stock and Class B Common Stock, respectively, consist of 328,928 shares of Class A Common Stock and 715,444 shares of Class B Common Stock which may be acquired pursuant to stock options within 60 days and 476,828 deferred shares of Class B Common Stock. The address of Rosenkranz & Company and Mr. Rosenkranz is 153 East 53rd Street, New York, NY 10022.

(2) Based on a Schedule 13G, dated February 9, 2005, filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. is deemed to have beneficial ownership of 1,775,339 shares of the Company's Class A Common Stock owned by commingled group trusts and separate accounts that are managed by Dimensional Fund Advisors, Inc. All securities are owned by advisory clients of Dimensional Fund Advisors, Inc., no one of which, to the knowledge of Dimensional Fund Advisors, Inc., owns more than five percent of the class. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such securities. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(3) Based on a Schedule 13G, dated February 14, 2005, filed with the Securities and Exchange Commission, EARNEST Partners, LLC is deemed to have beneficial ownership of 1,404,486 shares of the Company's Class A Common Stock owned by clients of EARNEST Partners, LLC, of which EARNEST Partners, LLC is considered a beneficial owner since it shares the power to make investment decisions for those clients. No EARNEST Partners, LLC client's interest relates to more than five percent of the class. The address of EARNEST Partners, LLC is 75 Fourteenth Street, Suite 2300, Atlanta, GA 30309.

(4) Of the indicated shares of Class A Common Stock, 1,989 shares are presently owned by Mr. Smith. Of the shares presently owned, Mr. Smith has sole voting and dispositive power with respect to 996 shares and shared voting and dispositive power with respect to 993 shares. The remaining shares indicated consist of 273,714 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 14,522 Class A Common Stock restricted share units. Mr. Smith's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, NY 10022.

(5) None of the indicated shares of Class A Common Stock are presently owned, but they may be acquired pursuant to stock options within 60 days. Mr. Ilg's address is c/o Safety National Casualty Corp., 2043 Woodland Parkway, Suite 200, St. Louis, MO 63146. Messrs. Meehan's and Brine's addresses are c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, NY 10022.

(6) Of the indicated shares of Class A Common Stock, 10,000 shares are presently owned by Mr. Fox. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Fox's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, NY 10022.

(7) Of the indicated shares of Class A Common Stock, 1,810 shares are presently owned by Mr. Coulter. The remaining shares indicated consist of 81,119 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days and 9,115 Class A Common Stock restricted share units. Mr. Coulter's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, NY 10022.

(8) Of the indicated shares of Class A Common Stock, 3,201 shares are presently owned by Mr. Daurelle. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Daurelle's address is c/o Reliance Standard Life Insurance Company, Two Commerce Square, 2001 Market Street, Suite 1500, Philadelphia, PA 19103.

(9) Of the indicated shares of Class A Common Stock, 1,560 shares are presently owned by Mr. Sherman. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Sherman's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, NY 10022.

(10) Of the indicated shares of Class A Common Stock, 990 shares are presently owned by Mr. O'Connor. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. O'Connor's address is c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, NY 10022.

(11) Includes 1,148,636 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days.

                              ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members. Each director is elected annually to serve until his successor has been elected and qualified, or he has resigned or been removed from office. All nominees chosen by the Board are currently directors of the Company and have been previously elected by the stockholders except for Kevin R. Brine, who was initially recommended as a candidate for director by the Company's chief executive officer and, upon the further recommendation of the Board's Nominating and Corporate Governance Committee, was elected a director by the Board in July 2004. The Board has adopted categorical standards for evaluating the independence of its members, and has determined that each of Messrs. Brine, Fox, Meehan, Sherman and O'Connor are independent under such standards and the listing standards of the New York Stock Exchange. The Company's director independence standards are available on our website (www.delphifin.com/corp_governance) and are attached hereto as Appendix A. The Company's Restated Certificate of Incorporation provides that the holders of Class A Common Stock are entitled to vote as a separate class to elect the Class A Director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's Class A and Class B Common Stock. As of the date of this Proxy Statement, this condition continues to be satisfied. Mr. Donald A. Sherman was elected by the holders of the Class A Common Stock in 2004 as the

Class A Director, and the Board of Directors has unanimously recommended Mr. Sherman for election as the Class A Director.

It is intended that the shares of Common Stock represented by Proxies will be voted "for" the election of all such nominees unless a contrary direction is indicated on the Proxy. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason any nominee shall be unable to do so, Proxies that would otherwise have been voted "for" such nominee will instead be voted "for" a substitute nominee selected by the Board.

Nominees for Director

The following sets forth information as to each nominee for election at the 2005 Annual Meeting, including his age, positions with the Company, length of service as a director of the Company, other directorships currently held, if any, principal occupations and employment during the past five years and other business experience.

ROBERT ROSENKRANZ, 62, has served as the President and Chief Executive Officer of the Company since May 1987 and has served as Chairman of the Board of Directors of the Company since April 1989. He also serves as Chairman of the Board or as a Director of the Company's principal subsidiaries. Mr. Rosenkranz has served since October 1978 as either sole or managing general partner of Rosenkranz & Company or as beneficial owner of its corporate general partner.

ROBERT M. SMITH, JR., 53, has served as Executive Vice President of the Company and Delphi Capital Management, Inc. ("DCM") since November 1999 and as a Director of the Company since January 1995. He has also served as the Chief Investment Officer of Reliance Standard Life Insurance Company ("RSLIC") and First Reliance Standard Life Insurance Company ("FRSLIC") since April 2001. From July 1994 to November 1999, he served as Vice President of the Company and DCM. Mr. Smith also serves as a Director of the Company's principal subsidiaries.

KEVIN R. BRINE, 54, has served as a Director of the Company since July 2004. He is Managing Director of Brine Management LLC and Trustee of SCB, Inc. Previously, he was a partner and board member of Sanford C. Bernstein & Co. Over his twenty-two year career at Sanford C. Bernstein & Co., Mr. Brine had senior management responsibilities for the firm's U.S. Private Client Business and Global Institutional Asset Management. He is also a trustee of a number of non-profit institutions such as New York University, the Whitney Museum of American Art and the Alliance for the Arts. He is also an Overseer for the Weill Cornell Medical College.

LAWRENCE E. DAURELLE, 53, has served as a Director of the Company since August 2002. He also has served as President and Chief Executive Officer of RSLIC, FRSLIC and Reliance Standard Life Insurance Company of Texas ("RSLIC-Texas") since October 2000. He served as Vice President and Treasurer of the Company from August 1998 to April 2001. He also serves on the Board of Directors of RSLIC, FRSLIC and RSLIC-Texas. From May 1995 until October 2000, Mr. Daurelle was Vice President and Treasurer of RSLIC, FRSLIC and RSLIC-Texas.

EDWARD A. FOX, 68, has served as a Director of the Company since March 1990. He has served as Chairman of the Board of SLM Corporation since August 1997, from which position he will retire at the end of his current term in May 2005. He is currently a director of Greenwich Capital Holdings. From May

1990 until September 1994, Mr. Fox was the Dean of the Amos Tuck School of Business Administration at Dartmouth College, and from April 1973 until May 1990, he was President and Chief Executive Officer of the Student Loan Marketing Association.

HAROLD F. ILG, 57, has served as a Director of the Company since August 2002. He also has served as Chairman of the Board of Safety National Casualty Corporation ("SNCC") since January 1999. He serves on the Board of Directors of RSLIC, FRSLIC, and RSLIC-Texas. From April 1999 until October 2000, he served as President and Chief Executive Officer of RSLIC, FRSLIC, and RSLIC-Texas. Prior to January 1999, he served as Vice Chairman of the Board of SNCC, where he has been employed in various capacities since 1978.

JAMES N. MEEHAN, 59, has served as a Director of the Company since May 2003. He also has served as a Director of RSLIC since July 1988 and FRSLIC since April 1993. Mr. Meehan retired from Banc of America Securities/Bank of America as a Managing Director in May 2002 after 15 years of service with the organization and its predecessors. During his tenure, he was responsible for the bank's commercial relationships with the insurance industry. Mr. Meehan also serves as a director of Bristol West Holdings, Inc. and American Fuji Fire and Marine Insurance Company.

PHILIP R. O'CONNOR, 56, has served as a Director of the Company since May 2003. He also has served as a Director of RSLIC since March 1993. Dr. O'Connor is currently the President of PROactive Strategies, a provider of policy analysis and advice on insurance regulation. He is also a Vice President of Constellation NewEnergy, Inc. ("NewEnergy"), a provider of competitive retail electricity. Dr. O'Connor served as the Illinois Director of Insurance from 1979 to 1982. From 1983 through 1985, Dr. O'Connor was Chairman of the Illinois Commerce Commission, the utility regulatory body of Illinois, and he served on the Illinois State Board of Elections from 1998 until April 2004. After 1985, Dr. O'Connor formed Palmer Bellevue Corporation, an energy and insurance consulting firm that became a part of Coopers and Lybrand in 1993. In 1998, he established the Midwest business of NewEnergy. He also serves as a member of the Board of the Big Shoulders Foundation for the schools of the Archdiocese of Chicago and as a member of the advisory board to the Loyola University Museum of Art in Chicago.

Nominee for Class A Director

DONALD A. SHERMAN, 54, has served as a Director of the Company since August 2002. Mr. Sherman has served as Chairman and Chief Executive Officer of Waterfield Mortgage Company, Inc. ("Waterfield") since 1999 and as President of Waterfield from 1989 to 1999. Waterfield is the largest privately held mortgage banking institution in the United States and the largest privately held banking institution in the State of Indiana. From 1985 to 1988, he served as President and as a member of the Board of Directors of Hyponex Corporation ("Hyponex") and from 1983 to 1985 served as Chief Financial Officer of Hyponex. From 1975 to 1983, he held various positions with the public accounting firm of Coopers and Lybrand and was elected to partner in 1981.

DIRECTORS' ATTENDANCE

The Board of Directors held nine meetings during 2004. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held during the period for which such incumbent was a director, and (ii) the total number of meetings held by all committees of the Board of Directors on which such incumbent served. Directors are encouraged to attend the Company's annual meetings of stockholders where practicable. Seven directors attended last year's annual meeting. The chairs of the Board committees rotate responsibility for chairing the executive sessions of the independent directors, which are held on a regular quarterly basis.

DIRECTORS' COMPENSATION

The Company pays its directors who are not officers or employees of the Company or any of the Company's affiliates (each, an "outside director") annual compensation consisting of options to purchase Class A Common Stock, or cash in an amount as described in the following sentence (the "Annual Retainer"), and a fee of $750 plus expenses for each Board of Directors or committee meeting attended. Such amount, if paid in cash, for an outside director who has not previously served as an officer or employee of the Company or any of its subsidiaries, is $50,000, and for an outside director who has formerly so served, is $25,000. In addition to option grants in respect of the Annual Retainer, outside directors also receive certain option grants on an annual formulaic basis and are eligible to receive grants of options at such times and in such amounts as are determined by the committee consisting of the full Board of Directors of the Company in its discretion. All of these grants are made pursuant to the Second Amended and Restated Directors Stock Option Plan (the "Directors Option Plan").

Under the Directors Option Plan, options to purchase 50,782 shares of Class A Common Stock, in the aggregate, were granted to outside directors in May 2004 at an exercise price of $39.50 per share. In addition, options to purchase 5,704 shares of Class A Common Stock, in the aggregate, were granted to Mr. Brine upon his initial election to the Board in July 2004 at an exercise price of $41.31 per share. The shares to which such options relate for current directors are included in the "Security Ownership of Certain Beneficial Owners and Management" table.

The Directors Option Plan was adopted in 1994 and amended and restated in 1997 and in 2003. Under the Directors Option Plan, on the business day following the Company's Annual Meeting of Stockholders for each year that the Directors Option Plan is in effect, each outside director then in office is granted an option to purchase a number of shares of Class A Common Stock determined pursuant to the following formula: number of option shares equal to 3,975 multiplied by [1+(.125 multiplied by the number of calendar years of continuous service of such outside director to that point, including any portion of a calendar year of service as a full year)]. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported through the New York Stock Exchange for such date. Options granted become exercisable in five equal annual installments so long as the director continues to serve on the Board, commencing on the first anniversary of the date of the grant, and expire ten years from the date of grant.

The Directors Option Plan also provides for the Annual Retainer to be paid through the grant of options to purchase Class A Common Stock to each outside director for the period from the director's date of election or reelection to the Board of Directors to the Company's next Annual Meeting of Stockholders, unless such director makes an election in advance to receive the Annual Retainer in cash or in restricted shares for such period. Options (or, if elected by the outside director, restricted shares) are granted on the first business day following the date on which each outside director is elected, reelected or appointed. The number of shares of Class A Common Stock to which each option relates is equal to (a) three times the director's Annual

Retainer that would otherwise be payable in cash for the applicable period divided by (b) the fair market value of a share of Class A Common Stock of the Company on the date of grant, and the exercise price is 100% of such fair market value on the date of grant. If restricted shares are elected by an outside director, the number of restricted shares granted to the outside director will be the nearest number of whole shares determined by dividing the Annual Retainer by the fair market value of a share on the date of grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date. Options or restricted shares granted become vested in four equal 90-day installments and options expire ten years from the date of grant. The number of options or restricted shares that an outside director may receive in respect of the Annual Retainer is dependent upon the time at which such director is elected and the fair market value of the Class A Common Stock on the date of grant and, therefore, is not determinable in advance.

In addition to the formulaic annual option grants under the Directors Option Plan, as described above, a committee consisting of the full Board of Directors of the Company may make grants of options to outside directors at such times and in such amounts as are determined by such committee in its discretion. As is the case for options granted under the formulaic provisions of the plan, the exercise price for any options granted under this provision is the fair market value of a share of Class A Common Stock on the date of grant and such options expire ten years from the date of grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date. Grants under this provision occur primarily under circumstances in which the formulaic provisions would not otherwise effectively operate; for example, where a new outside director joins the Board on a date other than the annual grant date under the formulaic provisions.

The Company maintains a matching charitable gifts program for its outside directors pursuant to which the Company matches, on a two-to-one basis, charitable contributions made by an outside director to educational institutions and institutions dedicated to the advancement of the arts, under which the maximum amount of the Company matching contributions for any one director in any calendar year is $40,000.

COMMUNICATION WITH BOARD OF DIRECTORS

Any stockholder may communicate with the Board of Directors, any Board committee or any individual director(s) by directing such communication in writing to the Company's Secretary, c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, New York 10022. The communication should indicate that the sender is a stockholder and that it is a Board, Board committee or individual director communication, as the case may be. The Secretary will forward such communication to the members of the Board or of the relevant committee or individual director(s), as indicated in such communication.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors maintains three committees: the Stock Option and Compensation Committee (the "Compensation Committee"), the Nominating and Corporate Governance Committee (the "Governance Committee"), and the Audit Committee. Each of such committees is comprised solely of individuals who are directors who are independent as described above. See "Election of Directors." Further information regarding these committees, including general descriptions of their respective duties, is set forth below.

COMPENSATION COMMITTEE

The primary responsibilities of the Compensation Committee include oversight of the compensation of the Company's key executives, administration of the stock option and other stock-related plans of the Company, and making recommendations regarding the compensation of the Company's outside directors. The Compensation Committee's responsibilities and authority are described in greater detail in its written charter, which is available on the Company's website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. The committee's membership consists of Messrs. Sherman (Chairman), Meehan and O'Connor. The Compensation Committee held seven meetings during 2004. The Compensation Committee's report on executive compensation can be found on page 25 of this Proxy Statement.

GOVERNANCE COMMITTEE

The Governance Committee consists of Messrs. O'Connor (Chairman), Brine and Fox. During 2004, Van D. Greenfield resigned from the Board of Directors and the Governance Committee, and Mr. Brine, upon his election to the Board, was appointed as a member of the Governance Committee. The Governance Committee, among other things, identifies and recommends to the Board nominees for election as Directors, develops and recommends to the Board criteria for the selection of new Board members and corporate governance guidelines for the Company, and reviews proposed and existing related party transactions pursuant to the Company's review policy for such transactions. The Governance Committee's responsibilities and authority are described in greater detail in its written charter. This charter, along with the Company's Corporate Governance Guidelines, are available on the Company's website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. The Governance Committee met six times in 2004.

For purposes of identifying Board nominees, the Governance Committee relies primarily on personal contacts of members of the Board and does not maintain any formal process in this regard. The Governance Committee will consider stockholder recommendations of Board nominees which are made in accordance with the requirements set forth below. The Company has not engaged the services of any third party search firm in connection with the identification or evaluation of potential Board nominees. While the Governance Committee has not adopted specific, minimum qualifications for director nominees, the Board has adopted, on the recommendation of the Governance Committee, criteria for the evaluation of such nominees. These criteria provide that the Board should be composed of individuals who have demonstrated substantial achievements in business, government, education or other relevant fields, and who possess the requisite intelligence, experience and education to make meaningful contributions to the Board, as well as high ethical standards and a dedication to exercising independent business judgment. The evaluative factors contained in the criteria address, in addition to various factors relevant to these general attributes, whether the nominee has the ability, in light of his or her personal circumstances, to devote sufficient time to carrying out his or her duties and responsibilities effectively.

The Governance Committee will consider stockholder recommendations of Board nominees which are made in accordance with the following requirements. Recommendations must be sent to the Secretary of the Company, c/o Delphi Capital Management, Inc., 153 East 53rd Street, New York, New York 10022 and must be received by the Secretary no later than November 30 of the calendar year preceding the Annual Meeting of Stockholders. The recommendation must include information demonstrating that the person submitting the recommendation is in fact a stockholder, the proposed candidate's written consent to the nomination, background information regarding the proposed candidate and an undertaking by the proposed candidate to provide any further information requested by the Governance Committee, including by means of an in-person interview. The Secretary will forward the recommendation to each member of the Governance Committee. The Governance Committee, with reference to the Board member criteria discussed above and taking into account the Board's then-current needs, size and composition and any other factors it deems relevant, will determine whether to accept such recommendation.

AUDIT COMMITTEE

The Audit Committee is governed by a charter adopted by the Board of Directors, a copy of which is available on the Company's website (www.delphifin.com/corp_governance) and in print to any shareholder upon request. Pursuant to such charter, the Audit Committee assists the Board of Directors in its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent auditor, and the performance of the Company's internal audit function and independent auditor. Management has the primary responsibility for the Company's financial statements and its reporting process, including its systems of internal controls, and for the assessment of the effectiveness of the Company's internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"). The independent auditor is responsible for performing an audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and for attesting to management's report on the Company's internal control over financial reporting. Mr. Meehan is the Chairman of the Audit Committee. During 2004, Mr. Greenfield resigned from the Audit Committee and, Mr. Brine, upon his election to the Board, was appointed as a member of such committee. Each of the current members of the Audit Committee meets the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act, in addition to the independence standards referenced above. See "Election of Directors." The Board of Directors has determined that each of Mr. Meehan and Mr. Sherman is an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K under the Securities Exchange Act. Further information concerning the Audit Committee and its activities is set forth in the Report of the Audit Committee which follows. The Committee held nine meetings during 2004.

REPORT OF THE AUDIT COMMITTEE

During 2004, the Audit Committee recommended and the Board approved the selection of the Company's independent auditor, Ernst & Young LLP, to audit the Company's consolidated financial statements. The Audit Committee discussed with the Company's independent and internal auditors the overall scope and plans for their respective audits, and regularly met with such auditors, with and without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, the progress and results of management's assessment of internal control over financial reporting pursuant to Section 404 and such other matters as the Audit Committee deemed appropriate.

The Audit Committee met with management and the independent auditor to review and discuss the Company's audited consolidated financial statements for the fiscal year ended December 31, 2004, and discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent auditor the auditor's independence, including the matters contained in the written disclosures and letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee considered whether the provision of non-audit services to the Company was compatible with maintaining the auditor's independence and also reviewed the amount of fees paid to the independent auditor for audit and non-audit services. Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

James N. Meehan, Audit Committee Chairman
Kevin R. Brine
Donald A. Sherman

March 9, 2005

                                 CODE OF ETHICS

The Company has a written Code of Conduct that is applicable to all of the Company's directors and employees, as well as a written Code of Ethics that applies specifically to the Company's Chief Executive Officer, Executive Vice President and Vice President and Treasurer. Such Codes are posted on the Company's website (www.delphifin.com/corp_governance). The Company intends to satisfy any disclosure requirements under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Ethics by posting such information on its website.

                        PROPOSALS TO AUTHORIZE AMENDMENTS
             TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
                          TO INCREASE AUTHORIZED SHARES
                   OF CLASS A COMMON STOCK AND PREFERRED STOCK

The Board of Directors has unanimously voted to recommend that the stockholders of the Company adopt amendments to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 40,000,000 shares to 150,000,000 shares and to increase the number of authorized shares of Preferred Stock from 10,000,000 shares to 50,000,000 shares (such proposed amendments, the "Amendments"). The Amendments would restate the first sentence of the first paragraph of current Article Fourth of the Restated Certificate of Incorporation to read as follows:

      "The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and twenty million (220,000,000) shares, consisting of fifty million (50,000,000) shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), one hundred and fifty million (150,000,000) shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and twenty million (20,000,000) shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock")."

If the Amendments are approved, the shares of Class A Common Stock and Preferred Stock may be issued from time to time by action of the Board of Directors on such terms and for such purposes as the Board considers appropriate from time to time. It is not expected that further authorization from stockholders will be solicited for the issuance of any shares of Class A Common Stock or Preferred Stock, except to the extent required by law or by the rules of the New York Stock Exchange. No agreement, arrangement or understanding exists relative to the issuance and sale of the additional shares of Class A Common Stock or Preferred Stock that would be authorized by the Amendments. Stockholders of the Company do not have, and the Amendments would not create, any preemptive rights. The Amendments would not change the number of authorized shares of Class B Common Stock, nor would they affect the relative voting rights of the holders of the Company's Class A Common Stock and Class B Common Stock, as described above. See "Mailing and Voting of Proxies."

Further, if the amendment increasing the authorized shares of Preferred Stock is approved, the Board of Directors will be authorized, subject only to the limitations imposed by Delaware law, to issue, to the extent provided by such amendment, shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series of Preferred Stock and any of its qualifications, limitations or restrictions. The Board of Directors may also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or other action by the stockholders. While it is not possible to state the effects of any issuance of shares of Preferred Stock upon the rights of holders of Common Stock until the Board determines the respective rights of the holders of one or more series of Preferred Stock, the issuance of shares of Preferred Stock pursuant to the proposed amendment may adversely affect the rights of the holders of the Common Stock. Specifically, the effects of issuances of Preferred Stock could include
(i) reduction of the funds otherwise available for payment of dividends on the Common Stock, (ii) restrictions on dividends on the Common Stock, (iii) dilution of the voting power of the Common Stock, and (iv) restrictions on the rights of holders of the Common Stock to share in the Company's assets on liquidation until satisfaction of any liquidation preference granted to the holders of any series of Preferred Stock. For example, Preferred Stock issued by the Company will likely rank senior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of Class A Common Stock which could lead to further dilution of the Class A Common Stock. Accordingly, the issuance of shares of Preferred Stock could decrease the amounts of earnings and assets allocable to or available for distribution to holders of the Common Stock and adversely affect the rights and powers of the Common Stock.

REASONS FOR THE AMENDMENTS

The Company currently has 40,000,000 shares of Class A Common Stock and 10,000,000 shares of Preferred Stock authorized. At March 31, 2005, there were 27,977,439 shares of Class A Common Stock issued and outstanding, 2,573,211 shares of such stock held in treasury and 5,629,604 shares of such stock reserved for issuance under the Company's employee option and share award plans, and there were no shares of Preferred Stock outstanding or otherwise reserved for issuance. The Board believes it is desirable for the Company to have a sufficient number of shares of Class A Common Stock available, as the occasion may arise, for possible future financing or acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Similarly, the Board believes that it is desirable for the Company to have a sufficient number of shares of Preferred Stock available, as the occasion may arise, for possible future financing or acquisition transactions and other proper corporate purposes. The Amendments, by making such additional shares of Class A Common Stock and Preferred Stock available for issuance in the future, would give the Company greater flexibility by allowing shares to be issued for such purposes without incurring the delay and expense of a special stockholders' meeting.

STOCKHOLDER VOTE REQUIRED

The authorizations of the Amendments require, in both cases, the affirmative vote of the majority of the voting power of the Company's Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote, voting together as a single class, with the holders of Class A Common Stock having one vote per share and the holders of Class B Common Stock having the Class B Number of Votes per Share.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Class A Common Stock from 40,000,000 shares to 150,000,000 shares.

The Board of Directors further recommends a vote FOR approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Preferred Stock from 10,000,000 shares to 50,000,000 shares.

                             EXECUTIVE COMPENSATION

The following table sets forth aggregate compensation paid by the Company and its subsidiaries for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 2004, 2003, and 2002 to or for the benefit of each of the five most highly compensated executive officers of the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                         Annual Compensation                      Compensation
                             -------------------------------------------  ---------------------------
                                                                                           Securities
                                                            Other Annual     Restricted    Underlying   All Other
    Name and Principal                                      Compensation       Stock        Options    Compensation
         Position            Year  Salary ($)   Bonus ($)     ($) (1)         Award ($)     (#) (2)      ($) (3)
---------------------------  ----  ----------  -----------  ------------  ---------------  ----------  ------------
Robert Rosenkranz,           2004  $  680,231  $ 1,200,000  $          -  $ 2,299,994 (4)           -    $    -
President & Chief Executive  2003     674,608    1,000,000             -    2,599,588 (4)           -         -
Officer of the Company       2002     599,976      900,000             -            -               -         -

Chad W. Coulter              2004     285,077      175,000             -      174,834 (5)      15,000     6,500 (7)
Vice President, Secretary    2003     285,308      150,000             -      200,014 (5)           -     6,000 (7)
and General Counsel of       2002     240,000      125,000             -            -               -     5,500 (7)
the Company

Lawrence E. Daurelle,        2004     268,159      204,683             -            -         150,000     6,500 (7)
President & Chief            2003     269,757      220,801             -            -               -     6,000 (7)
Executive Officer of RSLIC   2002     246,043      202,145             -            -               -     5,500 (7)

Harold F. Ilg,               2004     463,220      366,581             -            -               -    11,275 (7)
Chairman of the Board of     2003     441,242      459,375             -            -         225,000    11,000 (7)
SNCC                         2002     435,692      437,500             -            -               -    11,000 (7)

Robert M. Smith, Jr.,        2004     375,077      440,000             -      299,779 (6)      30,000     4,100 (7)
Executive Vice President     2003     378,847      400,000             -      300,002 (6)           -     4,000 (7)
of the Company               2002     340,002      340,000             -            -               -     4,000 (7)

(1) Personal benefits, which are non-cash compensation, were not disclosed in the "Other Annual Compensation" column since they did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for any named executive officer.

(2) Other than granting of stock options listed above, no other long-term compensation was provided to the named executive officers.

      Lawrence E. Daurelle was awarded performance-contingent incentive options in 2004. See note 2 under "Option Grants in Last Fiscal Year" for a description of the specified cumulative performance targets that must be met in order for the options to become exercisable.

      Harold F. Ilg was awarded performance-contingent incentive options in 2003. The options will become exercisable only to the extent that SIG Holdings, Inc. ("SIG"), SNCC's parent company, meets specified cumulative financial performance targets for the three or five fiscal year periods beginning with 2003; otherwise, such options will be forfeited. 112,500 of the options will become exercisable if SIG's aggregate consolidated Pre-Tax Operating Income, as defined and computed under the related option agreement ("SIG PTOI"), for the three year performance period is at least $216.7 million; otherwise, a reduced number of such options will become exercisable to the extent that SIG PTOI for such period exceeds $196.1 million, determined by interpolating between zero and 112,500 according to where the SIG PTOI amount falls in the range between $196.1 million and $216.7 million. 225,000 of the options (minus the number of any options that become exercisable for the three year performance period) will become exercisable if SIG's aggregate SIG PTOI for the five year performance period is at least $429.1 million; otherwise, a reduced number of such options will become exercisable to the extent that SIG PTOI for such period exceeds $380.1 million, determined by interpolating between zero and 225,000 according to where the SIG PTOI amount falls in the range between $380.1 million and $429.1 million.

(3) The Company and its subsidiaries paid certain amounts in 2004, 2003 and 2002 to a wholly-owned subsidiary of Rosenkranz & Company pursuant to two investment consulting agreements. Portions of these amounts were in turn earned by Mr. Rosenkranz in addition to the amounts set forth above. See "Certain Relationships and Related Transactions."

(4) Under the Amended and Restated Long-Term Performance-Based Incentive Plan, Mr. Rosenkranz was awarded 52,095 deferred shares of Class B Common Stock in February 2005 and 67,010 deferred shares of Class B Common Stock in February 2004 for his performance in 2004 and 2003, respectively. The vesting of the 52,095 deferred shares and the 67,010 deferred shares is subject to the requirement that a retirement that would otherwise entitle Mr. Rosenkranz to receive the underlying shares of stock must occur on or after his attainment of age 65. Such requirement for the 52,095 deferred shares will be eliminated with respect to 20% of such deferred shares on August 5, 2005 and 40% of such deferred shares on each of August 5, 2006 and August 5, 2007. Such requirement for the 67,010 deferred shares will be eliminated with respect to 7,010 of such deferred shares on August 5, 2004 and 20,000 of such deferred shares on each of August 5, 2005, August 5, 2006 and August 5, 2007. Dividend equivalents on these deferred shares are paid at the same rate and at the same time as paid to all stockholders.

      Mr. Rosenkranz held 424,733 deferred shares of Class B Common Stock valued at $19,601,428 as of December 31, 2004.

(5) Under the 2003 Employee Long-Term Incentive and Share Award Plan, Mr. Coulter was awarded 3,960 Class A Common Stock restricted share units in February 2005 and 5,155 Class A Common Stock restricted share units in February 2004 for his performance in 2004 and 2003, respectively. These awards vest in equal annual installments over a ten-year period beginning six years from the respective dates of grant, subject to earlier vesting upon the occurrence of certain specified employment termination events, such as death, disability, retirement or resignation for good reason, or upon the occurrence of a change of ownership with respect to the Company, however, if employment is terminated for cause or by resignation without good reason, the restricted share units will be forfeited. Dividend equivalents on these restricted share units are paid at the same rate and at the same time as paid to all stockholders.

      Mr. Coulter held 5,155 restricted share units of Class A Common Stock valued at $237,903 as of December 31, 2004.

(6) Under the 2003 Employee Long-Term Incentive and Share Award Plan, Mr. Smith was awarded 6,790 Class A Common Stock restricted share units in February 2005 and 7,732 Class A Common Stock restricted share units in February 2004 for his performance in 2004 and 2003, respectively. These awards vest in equal annual installments over a ten-year period beginning six years from the respective dates of grant, subject to earlier vesting upon the occurrence of certain specified employment termination events, such as death, disability, retirement or resignation for good reason, or upon the occurrence of a change of ownership with respect to the Company, however, if employment is terminated for cause or by resignation without good reason, the restricted share units will be forfeited. Dividend equivalents on these restricted share units are paid at the same rate and at the same time as paid to all stockholders.

      Mr. Smith held 7,732 Class A Common Stock restricted share units valued at $356,832 as of December 31, 2004.

(7) These amounts represent the Company's annual contribution on behalf of the employee to Company-sponsored defined contribution benefit plans.

ANNUAL INCENTIVE COMPENSATION PLAN

At the 2004 Annual Meeting, the Company's stockholders approved the Annual Incentive Compensation Plan (the "Annual Incentive Plan") pursuant to which executive officers of the Company may be entitled to receive annual bonus compensation contingent upon the attainment of certain performance goals. The purpose of the Annual Incentive Plan is to attract and retain executive officers of the Company by providing them with an opportunity to earn annual incentive compensation, contingent on the achievement of certain performance goals, as an incentive and reward for their contributions to the growth, profitability and success of the Company. The Company intends that compensation payable under the Annual Incentive Plan will constitute "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), and, consequently, should not be subject to the $1 million limit on deductibility thereunder. Mr. Rosenkranz was the sole participant in the Annual Incentive Plan for 2004. See "Report on Executive Compensation."

The Incentive Compensation Plan is administered by the Compensation Committee, which is comprised of at least three persons who, to the extent required to satisfy the exception for "qualified performance-based compensation" under
Section 162(m), are "outside directors" within the meaning of such section. Subject to the provisions of the Annual Incentive Plan, the Compensation Committee has the authority to (i) establish performance goals for the granting of awards for each plan year, (ii) determine the executive officers who may potentially receive awards for each plan year, (iii) determine whether the performance goals for any plan year have been achieved, (iv) authorize payment of awards under the plan, (v) adopt, alter and repeal such administrative rules, guidelines and practices governing the plan as it deems advisable, and (vi) interpret the terms and provisions of the plan.

The amount of any award paid to a participant under the Annual Incentive Plan for any plan year will not exceed $3 million, and will be determined based on the achievement of one or more performance goals established by the Compensation Committee with respect to such participant. Performance goals may vary among participants and will be based upon one or more of the following criteria, as the Compensation Committee may deem appropriate: appreciation in value of the Company's stock; total shareholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value created or economic profit; earnings per share and/or growth thereof; revenues; expenses (including expense ratio); loss ratio; combined ratio; new business production; capital markets and/or acquisition transactions; investment programs initiated; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; and net profit margin. The performance goals may be expressed as absolute goals, goals compared to past performance, goals compared to the performance of an index or benchmark or otherwise as determined by the Compensation Committee, and they may be determined by reference to the performance of the Company, or of a subsidiary or affiliate, or of a division or unit of any of the foregoing. Not later than the day immediately preceding the first day of the plan year (or a later date as may be permitted pursuant to Section 162(m)), the Compensation Committee will establish (i) the executive officers who may potentially receive an award for such plan year, (ii) the performance goals for such plan year, and (iii) the corresponding amounts payable under the plan upon achievement of the performance goals and satisfaction of any other conditions specified by the Compensation Committee.

Annual incentive compensation (if any) payable to any participant for a plan year will be paid after the end of the plan year, provided the Compensation Committee shall have first certified in writing (i) that the applicable performance goal or goals with respect to the participant for such plan year was satisfied and the level of attainment of the goal and (ii) the amount of each participant's award. The Compensation Committee, unless it determines otherwise, may exercise negative discretion to reduce the amount that would otherwise be payable under an award by reason of the applicable performance goals having been achieved. Payments under the plan will be in cash, except that, to the extent shares are available under a separate equity compensation plan of the Company and permitted to be granted in connection with an incentive award, the Compensation Committee may also provide that an award will be paid in whole or in part in shares of the Company's common stock or other Company common stock-based awards, in any case with a fair market value at the time of payment not greater than $3 million. If a participant dies after the end of a plan year but before receiving payment of any award, the amount will be paid to a designated beneficiary or, if no beneficiary has been designated, to the participant's estate. Notwithstanding the foregoing, the Compensation Committee may determine, by separate agreement with any participant or otherwise, that all or a portion of an award for a plan year will be payable to the participant upon his or her death, disability, or termination of employment, or upon a change of control of the Company.

The Board of Directors may terminate the plan and may amend it from time to time, except that no termination or amendment of the plan will materially and adversely affect the rights of a participant or a beneficiary with respect to previously certified annual incentive compensation. Amendments to the plan may be made without stockholder approval except as required to satisfy Section 162(m).

LONG-TERM INCENTIVE COMPENSATION PLAN

At the 2003 Annual Meeting, the Company's stockholders approved the Amended and Restated Long-Term Performance-Based Incentive Plan (the "Long-Term Incentive Plan") for Robert Rosenkranz, the Chairman, President and Chief Executive Officer of the Company. The Long-Term Incentive Plan amended and restated the Long-Term Performance-Based Incentive Plan approved by the Company's stockholders at the 1997 Annual Meeting. The purpose of the Long-Term Incentive Plan is to provide Mr. Rosenkranz with a compensation arrangement that rewards him for his contributions to the performance of the Company and enhancement of the interests of the Company's stockholders. The Compensation Committee administers the Long-Term Incentive Plan and has the authority to determine the number of shares subject to any award, to grant awards annually as deemed appropriate in accordance with the plan and to interpret the plan. Mr. Rosenkranz received 52,095 and 67,010 deferred shares of Class B Common Stock under the Long-Term Incentive Plan for 2004 and 2003, respectively.

Within the ninety day period following the end of each fiscal year of the Company (each, a "Fiscal Year") for which the Long-Term Incentive Plan is in effect, the Compensation Committee is to determine whether and to what extent to grant an Award for such year (including the number of shares subject to any Award it determines to grant), and the composition of such Award as between restricted or deferred shares of Class B Common Stock and options to purchase Class B Common Stock, based on such criteria relating to Mr. Rosenkranz's performance, the Company's performance, the Company's stock performance and such other factors for or relating to such year as it, in its sole discretion, deems relevant or, if applicable, the extent to which Mr. Rosenkranz is entitled to an Award for such Fiscal Year based on the satisfaction of the performance criteria previously established by the Compensation Committee in its sole discretion for such year. If Mr. Rosenkranz's employment terminates during any Fiscal Year for which the Long-Term

Incentive Plan is in effect, he will be eligible to receive an award under the Long-Term Incentive Plan based on the discretion of the Compensation Committee, unless his employment was terminated by the Company for "Cause" or by Mr. Rosenkranz without "Good Reason," as such terms are defined in the Long-Term Incentive Plan.

The Long-Term Incentive Plan provides, as to each calendar year of such plan, for a maximum award of an aggregate amount of shares and options collectively representing 238,482 "Stock Units," plus the "Carryover Award Amount." For this purpose, "Stock Units" consist of restricted or deferred shares of Class B Common Stock, each of which individual shares represent one Stock Unit, and options to purchase shares of Class B Common Stock, each of which individual options represent one-third of one Stock Unit. The "Carryover Award Amount" consists of 476,964 restricted or deferred shares of Class B Common Stock and options to purchase 1,430,886 shares of Class B Common Stock, representing the number of shares as to which Awards were available but not granted under the predecessor to the Long-Term Incentive Plan, and all or a portion of such Carryover Award Amount may be applied to increase the amount of the Award for any calendar year of the Long-Term Incentive Plan, with the Carryover Award Amount to be decreased by any portions thereof so applied for purposes of future calendar years of the Long-Term Incentive Plan. The exercise price of options granted under the Long-Term Incentive Plan will be equal to the fair market value per share of the Company's Class A Common Stock on the date of grant, and the term of the options will be ten years from the date of grant. Options will become exercisable thirty days after the date of grant. Restricted or deferred shares of Class B Common Stock awarded under the Long-Term Incentive Plan vest upon the termination of Mr. Rosenkranz's employment: (1) due to death, disability or normal retirement, (2) by the Company other than for Cause, (3) by Mr. Rosenkranz for Good Reason, or (4) upon a "Change of Ownership," as such term is defined in the Long-Term Incentive Plan, subject to any supplemental requirements imposed by the Compensation Committee with regard to vesting in connection with granting of a particular Award. If Mr. Rosenkranz terminates his employment for other than normal retirement or Good Reason or by the Company for Cause, such restricted or deferred shares are forfeited to the Company.

Because the Long-Term Incentive Plan provides for accelerated vesting of restricted or deferred shares of Class B Common Stock awarded under the Plan upon a Change of Ownership, it is possible that a twenty percent "golden parachute" excise tax could be imposed upon Mr. Rosenkranz under the Internal Revenue Code (the "Code") if such vesting were to occur in such an event. In order to preserve the benefits intended to be provided under the Long-Term Incentive Plan, the plan contains a provision under which payments would be made by the Company to Mr. Rosenkranz in order to adjust, on an after-tax basis, for the amount of any such tax.

The Long-Term Incentive Plan and awards of restricted or deferred shares and options thereunder may be amended by the Compensation Committee at any time, subject to Mr. Rosenkranz's consent if such amendment would adversely affect his rights under the Incentive Plan or any such award. The Long-Term Incentive Plan will terminate on December 31, 2013.

EMPLOYEE STOCK OPTION PLAN

The Second Amended and Restated Employee Stock Option Plan (the "Employee Option Plan") was originally adopted in 1987 and amended and restated in 1994 and in 1997. The Employee Option Plan provides for a total of 5,100,000 shares of Class A Common Stock which may be issued upon exercise of options granted thereunder. Through March 31, 2005, options for 4,751,133 shares of Class A Common Stock have been granted, net of option forfeitures and expirations. As of March 31, 2005, options covering 2,862,518 shares of Class A Common

Stock have been exercised. These exercises reduced the total number of outstanding options exercisable for Class A Common Stock to 1,888,615 shares, of which options for 1,561,035 shares of Class A Common Stock were vested as of March 31, 2005. Options currently outstanding under the Employee Option Plan expire between 2005 and 2015. Options granted under the Employee Option Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Compensation Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date.

2003 EMPLOYEE LONG-TERM INCENTIVE AND SHARE AWARD PLAN

The 2003 Employee Long-Term Incentive and Share Award Plan (the "Share Plan") was adopted in 2003 and amended in 2004. Under the Share Plan, a total of 2,500,000 shares of Class A Common Stock are reserved for issuance upon the exercise of options, restricted shares, restricted share units (representing the right to receive shares of Class A Common Stock or cash at the end of the specified deferral period), and other share-based awards (collectively, the "Awards") granted thereunder. The maximum number of shares of Class A Common Stock with respect to which options may be granted to an eligible participant under the Share Plan during any calendar year will be 750,000 shares of Class A Common Stock, and the maximum number of shares of Class A Common Stock with respect to which Awards intended to qualify as qualified performance-based compensation (other than options) may be granted to an eligible participant during any calendar year will be the equivalent of 225,000 shares of Class A Common Stock. Shares issued pursuant to the Share Plan will be either authorized but unissued shares of Class A Common Stock or treasury shares of Class A Common Stock. Options granted under the Share Plan have a maximum term of ten years and in such amounts as are determined by the Compensation Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date. The Compensation Committee, however, may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Compensation Committee.

Through March 31, 2005, performance-contingent incentive options for 2,175,000 shares of Class A Common Stock and 23,637 Class A Common Stock restricted share units have been granted under the Share Plan. None of the options were vested as of March 31, 2005. Options currently outstanding under the Share Plan expire in 2013 and 2014. The restricted share units that have been granted to date under the Share Plan are subject to the vesting provisions similar to those applicable to the deferred or restricted shares that may be granted under the Long-Term Incentive Plan. The Share Plan will expire on April 1, 2013.

                        OPTION GRANTS IN LAST FISCAL YEAR

Summarized below in tabular format are options granted to the named executive officers under the Employee Option Plan and the Share Plan in 2004.

                                   % of  Total                          Potential Realizable Value
                       Number of     Options                          at Assumed Annual Rates of
                      Securities   Granted to                          Stock Price Appreciation for
                      Underlying    Employees   Exercise                      Option Term
                        Options      in Last      Price   Expiration  -----------------------------
        Name            Granted    Fiscal Year   ($/Sh)      Date           5%             10%
--------------------  -----------  -----------  --------  ----------  -------------  --------------
Robert Rosenkranz           -            -      $      -           -   $         -     $          -

Chad W. Coulter        15,000 (1)        1%        38.80    02/11/14       366,017          927,558

Lawrence E. Daurelle  150,000 (2)       13%        41.81    04/22/14     3,944,113        9,995,156

Harold F. Ilg               -            -             -           -             -                -

Robert M. Smith, Jr.   30,000 (1)        3%        38.80    02/11/14       732,033        1,855,116

(1) The options indicated become exercisable in five equal annual installments beginning with the first such installment occurring on February 11, 2005. All are non-qualified options and become exercisable for Class A Common Stock.

(2) The options indicated are performance-contingent incentive options which will become exercisable only to the extent that RSLIC-Texas, RSLIC's parent company, meets specified cumulative financial performance targets for the three or five fiscal year periods beginning with 2004; otherwise, such options will be forfeited. 75,000 of the options will become exercisable if the RSLIC-Texas's aggregate consolidated Pre-Tax Operating Income, as defined and computed under the related option agreement ("RSLT PTOI"), for the three year performance period is at least $329.4 million; otherwise, a reduced number of such options will become exercisable to the extent that RSLT PTOI for such period exceeds $300.5 million, determined by interpolating between zero and 75,000 according to where the RSLT PTOI amount falls in the range between $300.5 million and $329.4 million. 150,000 of the options (minus the number of any options that become exercisable for the three year performance period) will become exercisable if RSLIC-Texas's aggregate RSLT PTOI for the five year performance period is at least $646.2 million; otherwise, a reduced number of such options will become exercisable to the extent that RSLT PTOI for such period exceeds $559.9 million, determined by interpolating between zero and 150,000 according to where the RSLT PTOI amount falls in the range between $559.9 million and $646.2 million. All of the options become exercisable for Class A Common Stock.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

Summarized below in tabular format are options exercised by the named executive officers during the fiscal year ended December 31, 2004 and options outstanding under the Employee Option Plan, the Share Plan or Long-Term Incentive Plan, as applicable, at December 31, 2004.

                                                  Number of Securities        Value of Unexercised
                                                 Underlying Unexercised     In-the-Money Options at
                         Shares                Options at Fiscal Year-End     Fiscal Year-End (1)
                        Acquired      Value    --------------------------  --------------------------
        Name          On Exercise   Realized   Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------  -----------  ----------  -----------  -------------  -----------  -------------
Robert Rosenkranz            -     $        -   1,036,872         7,500    $20,918,587   $   198,625
Chad W. Coulter         25,000        505,018      78,119        15,000      1,852,141       110,250
Lawrence E. Daurelle    29,811        993,967      67,398       150,000      1,784,921       651,000
Harold F. Ilg          156,060      2,972,448     319,103       232,500      8,028,013     4,064,867
Robert M. Smith, Jr.    13,935        427,350     267,714        30,000      7,434,961       220,500

(1) Based on a closing price of $46.15 for the Company's Class A Common Stock on December 31, 2004.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of shares of Class A Common Stock and Class B Common Stock issuable under the Company's equity compensation plans as of December 31, 2004.

                                                                                       (c)
                                                                                    Number of
                                                                              Securities Remaining
                                                                                  Available for
                                         (a)                     (b)           Future Issuance Under
                                Number of Securities      Weighted-average     Equity Compensation
                                  To be Issued Upon           Exercise           Plans (Excluding
                               Exercise of Outstanding  Price of Outstanding   Securities Reflected
                                       Options                 Options            in Column (a))
                               -----------------------  --------------------  ----------------------
Equity compensation plans
   approved by stockholders:

   Class A Common Stock......         4,591,502 (1)             $ 28.15            1,548,146 (2) (3)
   Class B Common Stock......           715,444                   28.96            4,464,142 (4)
                                      ---------                                    ---------
      Total..................         5,306,946                   28.26            6,012,288
                                      =========                                    =========

Equity compensation plans
    not approved by
    stockholders.............        None                             -                None

(1) Excludes 40,749 of the equivalent shares of Class A Common Stock issuable upon the exercise of outstanding stock options under the SIG option plan assumed by the Company as part of its merger with SIG in 1996. Under SIG's option plan, 144,270 SIG options are outstanding. Upon exercise, the holder of a SIG option is entitled to receive (i) .2099 of a share of Class A Common Stock for each option; plus (ii) an additional number of shares of Class A Common Stock equal to the quotient of (a) $1.90 multiplied by the number of options being exercised increased by an interest component from the time of the merger to the exercise date, divided by (b) the average closing share price for the Company's Class A Common Stock for the ten days prior to the exercise date. These options have an exercise price of $0.02. The Company has not made, and will not make, any other grants or awards of equity securities under the SIG option plan.

(2) Of these shares, 415,081 shares of Class A Common Stock were available for purchases pursuant to the Company's Employee Stock Purchase Plan. These shares may be purchased by the employee at 85% of the market value under the terms and conditions set forth in the plan.

(3) The number of securities remaining available for future issuance include the 3,960 restricted share units and the 6,790 restricted share units of Class A Common Stock awarded under the Share Plan to Messrs. Coulter and Smith, respectively, related to their performance during 2004, since these share units were granted in 2005.

(4) Under the Long-Term Incentive Plan approved at the 2003 Annual Meeting, a maximum award of up to 238,482 shares measured by reference to Stock Units, plus the Carryover Award Amount, as then effect, per year over a ten-year term may be granted. A Stock Unit consists of restricted or deferred shares of the Company's Class B Common Stock, each of which individual shares represent one Stock Unit, and options to purchase shares of Class B Common Stock, each of which individual options represents one-third of one Stock Unit. The Carryover Award Amount consists of 476,964 restricted or deferred shares and options to purchase 1,430,886 shares of Class B Common Stock. The number of securities remaining available for future issuance include the 52,095 deferred shares of Class B Common Stock awarded to Mr. Rosenkranz related to his performance during 2004, since these deferred shares were granted in 2005.

PENSION PLANS

The Reliance Standard Life Insurance Company Pension Plan (the "Pension Plan") is a noncontributory, qualified defined benefit pension plan that provides retirement and, in certain instances, death benefits to employees of RSLIC, FRSLIC, DCM and other subsidiaries of the Company. Benefits under the Pension Plan at the employee's normal retirement age, which for this purpose is 65, are calculated as the employee's years of service up to 35 years multiplied by the sum of (i) 0.85% of the employee's average compensation (which, for such purpose, consists primarily of the employee's taxable income as reported on Form W-2) for the five consecutive calendar years in the last ten years of participation prior to retirement during which the employee was most highly paid ("Average Compensation") up to and including the employee's Social Security covered compensation level plus (ii) 1.5% of the employee's Average Compensation in excess of their Social Security covered compensation level. The benefits under the Pension Plan are increased by 1% of the employee's Average Compensation multiplied by the employee's years of service in excess of 35. Average Compensation is subject to the statutory limitation pursuant to the Code of $210,000 for 2005 (or any limits as required by the Code in the future). Employees are eligible to participate in the Pension Plan following the completion of one year of service and the attainment of age 21 and continue to accrue benefits generally until termination of employment, death or retirement. Benefits vest after five years of service with RSLIC, FRSLIC and/or DCM.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Reliance Standard Life Insurance Company Supplemental Executive Retirement Plan (the "RSL SERP") provides certain key employees of RSLIC, FRSLIC, DCM and other subsidiaries of the Company with the opportunity for additional postemployment income, which would otherwise have been limited under the Pension Plan due to the Code's limit on employee compensation that can be taken into account under the Pension Plan. The RSL SERP is a nonqualified deferred retirement plan and is unfunded. Retirement benefits under the RSL SERP are calculated in a similar manner as those under the Pension Plan, except that Average Compensation is limited under the plan to $317,000 for 2005 (adjusted annually by the Social Security Cost of Living Adjustment). Any benefits payable under the Pension Plan are deducted from the benefit calculated under the RSL SERP. All other terms and conditions of the RSL SERP are substantially identical to those contained in the Pension Plan.

The estimated annual benefits payable under the Pension Plan and the RSL SERP at the normal retirement age of 65 are set forth in the table below for the indicated compensation and years of service classifications in the form of a straight life annuity. The benefits calculations are based upon the Social Security Act in effect for an employee retiring in 2005.

                                    Years of Service as
                Retirement Plan Participant and Estimated Amount of Benefits
   Average    ---------------------------------------------------------------
Compensation      10        15         20         25         30         35
------------  ---------  --------  ---------  ---------  ---------  ---------
$175,000....  $  23,085  $ 34,627  $  46,170  $  57,712  $  69,254  $  80,797
 200,000....     26,835    40,252     53,670     67,087     80,504     93,922
 225,000....     30,585    45,877     61,170     76,462     91,754    107,047
 250,000....     34,335    51,502     68,670     85,837    103,004    120,172
 300,000....     41,835    62,752     83,670    104,587    125,504    146,422
 350,000....     49,335    74,002     98,670    123,337    148,004    172,672
 400,000....     56,835    85,252    113,670    142,087    170,504    198,922

The following executives named in the Summary Compensation Table shown under "Executive Compensation" are covered by the Pension Plan and/or the RSL SERP:

                          Years of Credited Service
          Name             As of December 31, 2004
-----------------------   -------------------------
Chad W. Coulter........              14
Lawrence E. Daurelle...              10
Robert M. Smith, Jr....              11

DCM PENSION PLAN

The Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz (the "DCM Pension Plan") is a nonqualified, noncontributory defined benefit pension plan that provides Robert Rosenkranz with retirement benefits supplemental to those furnished under the Pension Plan and, in certain instances, death benefits to his beneficiary. Benefits under the DCM Pension Plan at Mr. Rosenkranz's normal retirement age, which for this purpose is 65, are calculated by adding (i) his years of service up to 35 years multiplied by the sum of (a) 0.85% of his Average Compensation up to the Social Security covered compensation level and
(b) 2.0% of his Average Compensation in excess of the Social Security covered compensation level, plus (ii) 1% of his Average Compensation multiplied by his years of service in excess of 35, and subtracting from such sum the amount of the benefits payable to him under the Pension Plan. Benefits are reduced if Mr. Rosenkranz elects an earlier retirement date. The DCM Pension Plan is unfunded; however, plan payments are unconditionally guaranteed by the Company under a guarantee agreement between the Company and Robert Rosenkranz. Mr. Rosenkranz does not participate in the RSL SERP. At December 31, 2004, Mr. Rosenkanz had 27 years of credited service covered by the DCM Pension Plan.

The estimated annual benefits payable to Mr. Rosenkranz under the DCM Pension Plan and the Pension Plan, in the aggregate, at the normal retirement age of 65 are set forth in the table below for the indicated compensation and years of service classifications in the form of a straight life annuity. The benefits calculations are based upon the Social Security Act in effect for an employee retiring in 2005.

                                         Years of Service as
                  Retirement Plan Participant and Estimated Amount of Benefits
   Average    ---------------------------------------------------------------------
Compensation      10        15         20          25           30           35
------------  ---------  --------  ---------  -----------  -----------  -----------
$1,500,000..  $ 294,400  $441,600  $ 588,800  $   736,000  $   883,200  $ 1,030,400
 1,600,000..    314,400   471,600    628,800      786,000      943,200    1,100,400
 1,700,000..    334,400   501,600    668,800      836,000    1,003,200    1,170,400
 1,800,000..    354,400   531,600    708,800      886,000    1,063,200    1,240,400
 1,900,000..    374,400   561,600    748,800      936,000    1,123,200    1,310,400
 2,000,000..    394,400   591,600    788,800      986,000    1,183,200    1,380,400
 2,100,000..    414,400   621,600    828,800    1,036,000    1,243,200    1,450,400
 2,200,000..    434,400   651,600    868,800    1,086,000    1,303,200    1,520,400
 2,300,000..    454,400   681,600    908,800    1,136,000    1,363,200    1,590,400

EMPLOYMENT CONTRACTS

The Company entered into an agreement with Mr. Smith in March 1994 which provides that if he is terminated without good and reasonable cause he will be entitled to a severance payment up to a maximum of twelve months of base salary, plus health benefits.

The Company entered into an Employment Agreement with Mr. Ilg, in July 2003, pursuant to which Mr. Ilg serves as the Chairman of SNCC. The agreement entitles Mr. Ilg to participate in the benefit plans of SNCC and other perquisites maintained for SNCC's senior executives, established his minimum base salary at $441,000, and provides for an annual performance bonus, at the discretion of the SNCC board of directors and subject to the review of the Compensation Committee.

If Mr. Ilg's employment is terminated by SNCC without cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), he will be entitled to a lump-sum severance payment equal to his annual base salary for the longer of the then-remaining term of the employment period under the agreement (which ends on December 31, 2007) or eighteen months, and to the continuation of benefits for the longer of such periods. In addition, if such termination of Mr. Ilg's employment occurs subsequent to a change of ownership of the Company, as defined in the Share Plan, and so long as certain performance conditions specified in the employment agreement have been met, Mr. Ilg will, unless the vesting of certain options granted to him in 2003 (see "Executive Compensation - Summary Compensation Table") is fully accelerated, be entitled to receive the fair value of such options pursuant to the Black-Scholes option pricing model.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Meehan, O'Connor and Sherman, the members of the Compensation Committee during 2004, are not "insiders" within the meaning of the Securities Act and there were no "interlocks" within the meaning of the Securities Act.

                                PERFORMANCE GRAPH

In order to further assist stockholders in analyzing disclosure on compensation, a graph comparing the total return on the Company's Class A Common Stock to the total return on the common stock of the companies included in the Standard & Poor's 500 Index ("S&P 500 Index") and the Standard & Poor's Insurance Index ("S&P Insurance Index") has been provided. The S&P Insurance Index is based on the Standard & Poor's ("S&P") Insurance Composite Index for the years from 1999 through 2001, which index was discontinued by S&P at the end of 2001. In 2002, S&P introduced the S&P 500 Insurance Index which includes companies in the life/health, multi-line and property-casualty insurance businesses, similar to those included in the former S&P Insurance Composite Index, and also includes insurance brokers. The performance graph should be analyzed in connection with the tables on the preceding pages detailing the payment of compensation and the granting of employee stock options. The graph reflects a $100 investment in the Company's Class A Common Stock and the indices reflected therein as of December 31, 1999, and reflects the value of that investment on various dates through December 31, 2004.

                     1999  2000  2001  2002  2003  2004
                     ----  ----  ----  ----  ----  ----
Delphi                100   128   112   128   184   238

S&P 500 Index         100    91    80    62    80    89

S&P Insurance Index   100   139   120    95   116   124

The following table presents the average annual total returns on the Company's Class A Common Stock, the S&P 500 Index and the S&P Insurance Index for the periods presented. The average annual total returns are based on the growth or decline in the value of a $100 investment in the Company's Class A Common Stock and the indices depicted in the performance graph, respectively, for the periods indicated in the table. The average annual total return is the percentage rate that would have produced the same result, on a compounded basis, if the rate of growth or decline in the value of the Company's Class A Common Stock and the indices had been constant throughout the period. To illustrate, a hypothetical cumulative total return of 100% over 5 years would result in an average annual total return of 14.87%, which is the constant annual rate that would equal 100% growth on a compounded basis in 5 years. Such calculation does not take into account any brokerage commissions or taxes payable by a holder of the Company's Class A Common Stock that would have reduced returns.

The following table does not reflect the average annual total returns of the Company's Class A Common Stock or the indices for all periods reflected in the above performance graph, and is not intended as a substitute for, or to be given greater weight than, the information contained in such graph. An investment cannot be directly made in the indicated indices. While average annual total returns represent one means of comparing the performance of an investment in the Company's Class A Common Stock to that of such indices for the indicated periods, it should be emphasized that the performance of the Company's Class A Common Stock has not been and will not be constant over time, but varies from year to year, and that average annual total returns represent averaged figures as opposed to actual year-to-year performance. Past performance is not a guarantee of future results.

Average Annual Total Returns for
the period ended December 31, 2004:  1 Year  3 Years  5 Years
                                     ------  -------  -------
Delphi                               29.20%  28.61%   18.93%
S&P 500 Index                        10.88%   3.59%   -2.30%
S&P Insurance Index                   7.25%   0.98%    4.39%

                        REPORT ON EXECUTIVE COMPENSATION

Compensation of the Company's executive officers (including the named executive officers) is supervised by the Stock Option and Compensation Committee of the Board of Directors (the "Compensation Committee"). The objective of the Company's compensation program is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and to reward such individuals for enhancing the Company's performance and stockholder value.

To implement this objective, the total annual compensation for executive officers of the Company and its subsidiaries is determined by one base element, salary, and two incentive elements, annual cash bonus and grants of share-based awards under the Employee Option Plan and the Share Plan or, in the case of Mr. Rosenkranz, the Long-Term Incentive Plan.

Base salaries for executive officers of the Company and its subsidiaries are determined by taking into account salary levels for executive officers at other companies with comparable responsibilities, as well as an evaluation of the individual executive officer's overall performance and compensation level at the Company during the prior year and such other factors as may be deemed relevant by the Compensation Committee and by management in making its proposals to the committee.

The level of the annual cash bonuses for the executive officers of the Company are established by the Compensation Committee according to the performance of the Company and the individual performance of the executive officer during the year, and such other factors as are deemed relevant by the committee and by management in making its proposals to the committee. In Mr. Rosenkranz's case, in order to ensure full deductibility of his 2004 cash bonus under Section 162(m), various independent objective performance goals were adopted for 2004 pursuant to the Annual Incentive Plan which, if attained, provided him with opportunity to earn a specified maximum bonus, subject to the ability of the Compensation Committee to exercise discretion to reduce the bonus amount earned. The specified goals included operating earnings per share, operating return on equity, Company stock performance, performance of the Company's investment portfolio and of a new investment initiative, and the completion of specified capital markets and other transactions. The Compensation Committee established Mr. Rosenkranz's 2004 cash bonus, the amount of which is reflected elsewhere herein, based on the satisfaction of various of these goals, and the Compensation Committee's evaluation of the Company's overall performance and Mr. Rosenkranz's individual performance for 2004.

In addition, the Committee reviewed Mr. Rosenkranz's overall compensation relative to compensation levels prevailing at a group of comparator peer companies established on the recommendation of the committee's independent compensation consultant. This group was selected based on factors such as the nature of the peer companies' insurance businesses and size, and is different from the groups of companies underlying the indices reflected in the Performance Graph contained herein. The Committee also considered the amounts earned by Mr. Rosenkranz under the investment-related arrangements with the Company and its subsidiaries described elsewhere herein (see "Certain Relationships and Related Transactions") in order to further assess the appropriateness of his overall remuneration, and concluded that such remuneration was fairly reflective of the substantial value added to the Company by Mr. Rosenkranz in the performance of his various functions.

For executive officers employed in RSLIC's insurance operations, the level of cash bonus paid is determined under the Management Incentive Compensation Plan administered by the Compensation Committee of RSLIC's Board of Directors. The criterion determining the maximum level of bonus attainable under this plan consists of RSLIC's operating income performance for the year relative to the pre-determined target, and, if attained, such bonus is subject to a discretionary 10% upward or downward adjustment based on an assessment of other aspects of RSLIC's corporate performance for the year; if not attained, such bonus is payable solely on a discretionary basis. The level of the annual bonus for the executive officers employed in SNCC's insurance operations is established on a discretionary basis based on the operating performance of SNCC for the year and the individual performance of such executive officer for the year. In the cases of both RSL and SNCC employees, attainable bonus as a percentage of base salary generally increases with the level of responsibility of the executive officer.

The principal method for Mr. Rosenkranz's long-term incentive compensation is the Long-Term Incentive Plan, which is described above under "Executive Compensation - Long-Term Incentive Compensation Plan." Under this plan, he is eligible to receive annual awards in the discretion of the Compensation Committee based on such performance-related and other factors for the applicable year as the committee deems relevant, or based on the achievement of such objective performance goals as were specified by the committee in advance for such year. The ultimate value to Mr. Rosenkranz of awards under the Long-Term

Incentive Plan will depend on the Company's stockholder returns, since the value of any restricted or deferred shares awarded will fluctuate with such returns, and options awarded will have value only to the extent of subsequent Company stock price appreciation. Based on the review described above in the context of the establishment of Mr. Rosenkranz's cash bonus for 2004, Mr. Rosenkranz received a discretionary award of 52,095 deferred shares of Class B Common Stock under the Long-Term Incentive Plan for 2004.

For executive officers other than Mr. Rosenkranz, the principal method for long-term incentive compensation is the Employee Option Plan and the Share Plan described above under "Executive Compensation - Employee Stock Option Plan" and "Executive Compensation - 2003 Employee Long-Term Incentive and Share Award Plan." The compensation under the Employee Option Plan consists of stock option grants and the compensation under the Share Plan consists of grants of stock options, restricted shares, restricted share units, and other share-based awards. Those grants are designed to promote the identity of long-term interests between key employees of the Company and its subsidiaries and the Company's stockholders, since their value to the employee will increase or decrease correspondingly with the value of the Company's common stock. Accordingly, key individuals are rewarded in a manner that is commensurate with increases in stockholder value. The sizes of individual option grants are determined based on the individual's position with and contributions to the Company (or, in the case of new hires, the individual's anticipated contributions). These grants typically include five year vesting periods to encourage continued employment, but in certain cases may vest over a shorter period or immediately.

Section 162(m) limits deductibility of certain compensation for the Chief Executive Officer and the additional four highest paid executive officers in excess of $1 million per year unless certain specified conditions are met. The Compensation Committee intends to establish and maintain executive compensation levels and programs that will be competitive within the industry and will attract and retain highly talented individuals. The Committee has structured the Company's current executive compensation arrangements in order to avoid limitations on deductibility, and will continue to do so in the future where this result can be achieved consistent with the Company's compensation goals.

Donald A. Sherman, Stock Option and Compensation Committee Chairman James N. Meehan
Philip R. O'Connor

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to two consulting agreements, RSLIC and the Company pay to a wholly owned subsidiary of Rosenkranz & Company certain fees associated with the formulation of the business and investment strategies of the Company and its subsidiaries. These fees amounted to $4.9 million for the year ended December 31, 2004. These fees generally increase at an annual rate of 10% and are expected to be $5.4 million for calendar year 2005. Of the aggregate amounts paid for services rendered during the year ended December 31, 2004 pursuant to the consulting agreements, $3.1 million was earned by Mr. Rosenkranz due to his indirect and direct financial interests in Rosenkranz & Company. Management believes that the fees charged under these agreements are comparable to fees charged by unaffiliated third parties for consulting services of considerably narrower scope that the services provided thereunder. Pursuant to an expense allocation agreement, a subsidiary of the Company received periodic payments from a wholly-owned subsidiary of Rosenkranz & Company, Acorn Partners, and various other entities in which Mr. Rosenkranz has direct and indirect beneficial interests, in respect of expenses associated with certain shared office space, facilities and personnel. The total amount of these payments for 2004 was $3.8 million. During 2004, a subsidiary of the Company maintained investment management arrangements pursuant to a discrete investment program with entities in which Mr. Rosenkranz has a financial interest. Under such arrangements, asset-based and performance-based fees are paid to such entities, which also provide similar services to unaffiliated third parties on comparable terms. Management believes that such fees, which totaled $0.4 million in 2004, are comparable to fees charged by unaffiliated third parties in connection with similar investment programs. As of December 31, 2004, the amount invested under such arrangements was $15.0 million. Also during 2004, subsidiaries of the Company maintained limited partner investments in an investment partnership whose general partners are controlled by Mr. Rosenkranz and in which Mr. Rosenkranz has a financial interest and the subsidiaries of the Company have limited partner interests in such partnership. The amount of such investments, as of December 31, 2004, totaled $20.5 million. The partnership has waived, as to the Company's subsidiaries, the imposition of the management and incentive fees that otherwise apply to investments by its limited partners.

                               INDEPENDENT AUDITOR

The Audit Committee engaged the firm of Ernst & Young LLP to serve as the Company's independent auditor for 2004 and 2005. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires.

For 2004 and 2003, Ernst & Young LLP billed the Company for the following professional services:

Audit Fees. Fees for audit services were $1,664,000 in 2004 and $834,000 in 2003, including fees associated with the annual audit and the audit of internal control over financial reporting in 2004, reviews of the condensed financial statements included in the Company's quarterly reports on Form 10-Q and statutory audits required for the Company's insurance subsidiaries.

Audit-Related Fees. Fees for audit-related services were $178,000 in 2004 and $177,000 in 2003. Those services consisted of assistance with the documentation of processes and controls related to management's assessment of the Company's internal control attestation and actuarial attestation services.

Tax Fees. Fees for tax services, including tax compliance, advice and planning, were $12,000 in 2004 and $10,000 in 2003.

All Other Fees. No services other than the types described above were rendered by Ernst & Young LLP during 2004 or 2003.

Audit and Non-audit Services Pre-approval Policy. In 2003, the Audit Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the Company's independent auditor. The policy requires that the Audit Committee pre-approve all services to be performed by the independent auditor, including audit services, audit-related services, tax services and permitted non-audit services. Pursuant to such policy, the annual audit engagement terms and fees are subject to the specific pre-approval of the Audit Committee, and such committee will periodically pre-approve fee levels or budget amounts for specifically enumerated categories of other services. The term of any such pre-approval is 12 months from the date thereof, unless the Audit Committee specifically provides for a different period. Services not falling within such categories of pre-approved services require the specific pre-approval of the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members, and has presently delegated such authority to its Chairman. The Audit Committee pre-approved all services provided by Ernst & Young LLP during 2004 and 2003.

                         FINANCIAL STATEMENTS AVAILABLE

Consolidated financial statements for Delphi Financial Group, Inc. are included in the Company's 2004 Annual Report on Form 10-K for the year ended December 31, 2004, which is being mailed together with this Proxy Statement. Additional copies of the Form 10-K and the Annual Report to Stockholders may be obtained without charge by submitting a written request to the Investor Relations Department, Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company's knowledge, based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 and written representations that no other reports were required for such persons, all persons subject to these reporting requirements filed the required reports on a timely basis.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2006 Annual Meeting of Stockholders must be received by the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, by December 1, 2005.

                                           By Order of the Board of Directors,

                                           /s/ ROBERT ROSENKRANZ

                                           Robert Rosenkranz
                                           Chairman of the Board

                                                                      APPENDIX A

                          DELPHI FINANCIAL GROUP, INC.

                         DIRECTOR INDEPENDENCE STANDARDS

As contemplated by Section 303A of the New York Stock Exchange Listed Company Manual (the "NYSE Manual"), the Board of Directors (the "Board") of Delphi Financial Group, Inc. ("Delphi"), acting on the recommendation of its Nominating and Corporate Governance Committee, has adopted the following categorical standards for determining the materiality of any relationship that a director may have with the Company:

A director is independent if, after considering all of the relevant facts and circumstances, the Board affirmatively determines that the director has no material relationships with Delphi or any of its subsidiaries (collectively with Delphi, the "Company"), either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

Absent any other material relationship with the Company that the Board determines to impair a director's independence from the Company, a director will be presumed to be independent if:

      - Neither the director nor any immediate family member of the director is currently employed or has been employed (as an executive officer, in the case of an immediate family member (which terms, for purposes of these standards, shall have the meanings set forth in Section 303A of the NYSE Manual)) by the Company during the past three years; and

      - Neither the director nor any immediate family member of the director has received in any twelve-month period within the past three years more than $100,000 in direct compensation from the Company, other than director and committee fees, or in the case of the immediate family member, compensation received for service as a non-executive employee of the Company; and

      -     Neither the director nor any immediate family member of the director
            (a) is a current partner (or, in the case of a director, an employee) of a firm that is the Company's external or internal auditor, (b) within the last three years was (but no longer is) a partner or employee of such a firm and personally worked on the Company's audit within that time, or (c) in the case of the immediate family member, is a current employee of such a firm and participates in the Company's audit, assurance or tax compliance (but not tax planning) practice; and

      - Neither the director nor any immediate family member of the director is currently employed or has been employed during the past three years as an executive officer of another company where any of the Company's present executives at the same time serves or served on that other company's compensation committee; and

      - The director is not an employee, and no immediate family member of the director is an executive officer, of a company that, during the past three full calendar years, made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues.

A director shall not be deemed to have a material relationship with the Company that impairs the director's independence from the Company as a result of any of the following relationships:

      - The director or any immediate family member of the director is an executive officer, director or trustee of a foundation, university or other charitable or not-for-profit organization to which the Company or the Delphi Project Foundation makes contributions, where such contributions did not exceed the greater of $1 million or 2% of such charitable organization's consolidated gross revenues in any single fiscal year during the preceding three years;

      - The director is the beneficial owner of less than 5% of the outstanding equity interests of an entity that has a business relationship with the Company;

      - The director is an officer or director of an entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either the Company's or the business entity's indebtedness is less than 3% of the total consolidated assets of such entity as of the end of the previous fiscal year; and

      - The director (or an entity of which such director is an officer, employee or director) obtained products or services from the Company on terms generally available to customers of the Company for such products or services.

                             [DELPHI FINANCIAL LOGO]

Dear Stockholder,

Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign, detach and return the card in the enclosed postage paid envelope.

Your card must be received prior to the 2005 Annual Meeting of Stockholders, scheduled to be held on May 24, 2005.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

/s/ ROBERT ROSENKRANZ

Robert Rosenkranz
Chairman of the Board

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELPHI FINANCIAL GROUP, INC. and, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all nominees for Director and "FOR" Proposals 2, 3 and 4. The Board of Directors recommends a vote "FOR" all nominees for Director and "FOR" Proposals 2, 3 and 4.

                             SIGNED:____________________________________________

                             SIGNED:____________________________________________

                             Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

                             DATED:_____________________________________________

                             IMPORTANT: Please mark, sign and date this proxy
                                        and return it promptly in the enclosed
                                        envelope. No postage is required if
                                        mailed in the United States.

                              FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                          DELPHI FINANCIAL GROUP, INC.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DELPHI FINANCIAL GROUP, INC.

The undersigned stockholder hereby appoints Robert Rosenkranz and Robert M. Smith, Jr., or either of them, as attorneys or proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote in the manner designated below (or, if no designation is made, as provided on the reverse side of this card), all of the shares of Class A Common Stock of Delphi Financial Group, Inc. (the "Company") held of record by the undersigned at the close of business on March 31, 2005 at the Company's 2005 Annual Meeting of Stockholders scheduled to be held on May 24, 2005 at 10:00 a.m., EDT, or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, Notice of Annual Meeting of Stockholders and Proxy Statement dated April 25, 2005, and grants authority to each of said proxies or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead.

1.    Election of Directors.
      [ ] FOR all nominees listed             [ ] WITHHOLD AUTHORITY to vote
          (except as written on the               for all nominees listed below
          space provided below)

      Class A Director: Donald A. Sherman

      Directors:   Robert Rosenkranz     Robert M. Smith, Jr.   Kevin R. Brine    Lawrence E. Daurelle
                   Edward A. Fox         Harold F. Ilg          James N. Meehan   Philip R. O'Connor

      INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write that nominee's name on the space provided below.

2. Approval of the amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's Class A Common Stock from 40,000,000 shares to 150,000,000 shares.

      [ ] FOR                        [ ] AGAINST             [ ] ABSTAIN

3. Approval of the amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of the Company's Preferred Stock from 10,000,000 shares to 50,000,000 shares.

      [ ] FOR                        [ ] AGAINST             [ ] ABSTAIN

4. To transact such other business as properly comes before the meeting or any adjournment thereof.

      [ ] FOR                        [ ] AGAINST             [ ] ABSTAIN